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                                                                    EXHIBIT 99.1



DG SYSTEMS NAMES MATTHEW DEVINE CHIEF EXECUTIVE OFFICER

AND OMAR CHOUCAIR CHIEF FINANCIAL OFFICER



SAN FRANCISCO, California, July 23, 1999 - DG Systems, Inc. (Nasdaq: DGIT), a leading provider of digital distribution services to the broadcast industry, today strengthened its management team by naming Matthew E. Devine, 50, as Chief Executive Officer, and Omar Choucair, 37, as Chief Financial Officer. Mr. Devine will assume the CEO responsibilities from Scott K. Ginsburg, who will remain Chairman of the Board. Paul Emery, who functioned as Chief Financial Officer in addition to having certain sales responsibilities, will now devote his full attention to revenue growth as Vice President, Sales.

Mr. Devine's responsibilities will include further developing and executing DG's corporate strategy, as determined by the Company's Board of Directors, with the goal of improving operating results. He was most recently the Chief Financial Officer of Chancellor Media Corporation (now AMFM Inc.), the nation's largest radio broadcaster. Prior to Chancellor Media's formation in 1997, Mr. Devine served as the Chief Financial Officer, Executive Vice President, Treasurer and Secretary of, and a Director for, Evergreen Media Corporation, the predecessor company to Chancellor Media that he co-founded with Scott Ginsburg in 1988. During his 11-year tenure in radio broadcasting, Mr. Devine was instrumental in raising over $5 billion in public and private equity and debt to support first Evergreen, then Chancellor's rapid expansion from 6 to 108 stations. He also supervised the merger and acquisition activity related to each entity's growth and coordinated Evergreen's initial public offering in 1993. From 1975 to 1988, Mr. Devine held various positions in the finance departments at AMR Corporation, the parent company of American Airlines, first in AMR's Corporate Treasury

Department, where he oversaw bank relations with over 200 domestic and international institutions, negotiated and administered short-term borrowings, generated cash forecasts and maximized corporate cash flows and later as Vice President/Treasurer for an investment management subsidiary.



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Mr. Choucair will manage DG Systems' financial functions including the treasury, controller and human resources departments to support the Company's goals for growth. Mr. Choucair most recently served as Vice President, Finance for Chancellor Media, a position he also held with Evergreen Media for three years prior to its merger with Chancellor in 1997. In this capacity he oversaw all treasury functions, participated in the execution of numerous merger and acquisition transactions, and worked on the completion of both companies equity and debt financing. Before entering the broadcast industry in 1995, Mr. Choucair was a Senior Manager at KPMG Peat Marwick LLP, where he specialized in media and telecommunications companies.


Scott K. Ginsburg, Chairman of DG Systems, commented, "Having worked closely with Matt and Omar, I have every confidence in their ability to execute DG Systems' business plan and develop new avenues of growth, and believe our shareholders will be well served by these appointments. Both are proven executives who understand the broadcast industry and each of them bring to their respective positions a successful track record of focusing on improving shareholder value."

Mr. Ginsburg added, "DG Systems' management team has done a tremendous job of positioning the Company as the leading source of digital audio distribution of advertisements among advertisers, agencies and broadcasters nationwide, and commencing the process of digital video delivery, as well. DG Systems has grown to serve over 7,000 radio stations and 600 television stations in the United States and Canada."

Mr. Devine concluded, "I'm excited to work with Scott again and look forward to growing DG Systems by enhancing the Company's operating results and creating new growth opportunities. Scott, myself and two of DG Systems' largest investors, Pequot Capital Management and Technology Crossover Ventures, all share the same vision of a larger DG Systems presence in the $50 billion broadcast advertising industry."

DG Systems operates a nationwide digital network for distributing audio and video content that links thousands of advertisers and hundreds of advertising agencies with more than 7,000 radio and 600 television stations across the United States and Canada. DG Systems can be reached at 415-276-6600 or at www.dgsystems.com.



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